Exhibit 4.6

AMENDMENT NUMBER 5 TO THE INDIVIDUAL DISTRIBUTION SALES

DEFERRED COMPENSATION PLAN

(as effective January 1, 2010)

The Individual Distribution Sales Deferred Compensation Plan (“Plan”) is hereby amended as follows:

The name of this Plan is changed effective June 1, 2014 to “The MetLife Premier Client Group Voluntary Deferred Compensation Plan”. All references to the Plan name in the Plan document including the definition of the word “Plan” in subsection 22.20 shall be changed accordingly.

IN WITNESS WHEREOF, the Plan Administrator has caused this amendment to be adopted this 3rd day of June, 2014.

/s/ Mark Davis
Plan Administrator

/s/ Mayer Naiman
Attest